Exhibit 10.2

Execution Version

July 26, 2022

Pzena Investment Management, LLC

Senior Credit Facility

Commitment Letter

Pzena Investment Management, LLC

320 Park Avenue, 8th Floor

New York, New York 10022

Attention: Chief Financial Officer

Ladies and Gentlemen:

Pzena Investment Management LLC (“Borrower” or “you”) has advised JPMorgan Chase Bank, N.A. (“JPMorgan”, “we”, “us” or the “Commitment Party”), that it proposes to acquire all of the issued and outstanding shares of Class A common stock, par value $0.01 per share, of Pzena Investment Management, Inc. (“PIM Inc.”) pursuant to a merger of PIM Inc. with and into a wholly owned subsidiary of the Borrower (“Merger Sub”, and such transaction, the “Acquisition”), all pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Acquisition Agreement”) by and among you, Merger Sub and PIM Inc. All references to “dollars” or “$” in this agreement and the annexes and any other attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. Capitalized terms used but not defined in this Commitment Letter shall have the meaning assigned to them in the Annexes attached hereto.

We understand that the sources of funds required to fund the consideration payable under the Acquisition Agreement, to pay Transaction Costs (as defined below) and, if applicable, to provide ongoing working capital requirements of the Borrower and its subsidiaries following the Transactions (as defined below) will include a $200 million term loan facility (the “Facility”) as described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

As used herein, the term “Transactions” means the Acquisition, the entering into of this Commitment Letter, the entering into of the Facility and the initial borrowing thereunder and the payments of fees, commissions and expenses in connection with each of the foregoing (such fees, commissions and expenses, the “Transaction Costs”).

In connection with the foregoing, upon the terms described in the Term Sheet, and subject solely to the Specified Conditions (as defined below), JPMorgan (the “Initial Lender”) is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Facility.

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1.	Titles and Roles

It is agreed that JPMorgan will act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”), and that JPMorgan will act as the sole and exclusive lead arranger and bookrunner (in such capacities, the “Lead Arranger”) for the Facility; provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and that certain Fee Letter, dated as of the date hereof, by and among the Borrower and the Commitment Party (the “Fee Letter”) will be paid in connection with the Facility unless you and we shall so agree.

2.	Syndication

We intend to syndicate the Facility to a group of financial institutions (together with the Initial Lender, the “Lenders”) identified by us in consultation with you and reasonably acceptable to the Lead Arranger and you. The Lead Arranger intends to commence syndication efforts promptly, and you agree to assist the Lead Arranger in a syndication of the Facility that is reasonably satisfactory to the Lead Arranger and you until the date that is the earlier of (a) 45 days after the Closing Date and (b) the date on which Successful Syndication (as defined in the Fee Letter) is achieved (such date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). You hereby authorize the Lead Arranger to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Lead Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Lead Arranger to syndicate the Facility, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facility or, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Facility in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facility. Notwithstanding the Lead Arranger’s right to syndicate the Facility and receive commitments with respect thereto, unless you agree in writing (i) the Initial Lender will not be relieved, released or novated from all or any portion of its commitments hereunder with respect to the Facility until the initial funding under such Facility has occurred on the date of the consummation of the Acquisition (the date of such funding, the “Closing Date”), (ii) the Initial Lender may not assign or transfer all or any portion of its commitments hereunder until the initial funding of the Facility on the Closing Date has occurred and (iii) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments hereunder, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding of the Facility on the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties shall not syndicate to Disqualified Institutions (defined below). Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lender agrees that neither commencement nor completion of such syndication nor compliance with any provision of this Section 2 is a condition to its commitments hereunder. Notwithstanding anything to the contrary in the foregoing, you will not be required to provide any information to the extent that provisions thereof would violate any attorney client

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privilege, law, rule or regulation or any obligation of confidentiality on, or waive any privilege that may be asserted by, you or any of your affiliates, provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arranger that such information is being withheld and, in the case of any information withheld due to the application of any confidentiality obligation, use your commercially reasonable efforts to obtain consent to provide such information.

“Disqualified Institutions” means each of the following: (a) certain banks, financial institutions and other institutional lenders and investors that are separately identified in writing (when used in this definition, identification by you to us) prior to the date of this Commitment Letter, and any affiliate thereof other than a bona fide debt fund affiliate (as defined below) that is either (i) clearly identifiable solely on the basis of similarity of its name or (ii) identified in writing from time to time; and (b) persons who are engaged (directly or through a controlled subsidiary or portfolio company) in a substantially similar line of business as the Borrower and its subsidiaries and are separately identified in writing by you to us (or, if after the Closing Date, the Administrative Agent) from time to time, and any affiliate thereof (other than a bona fide debt fund affiliate) that is either (i) clearly identifiable solely on the basis of similarity of its name or (ii) identified in writing by you to us (or, if after the Closing Date, the Administrative Agent) from time to time (each, a “Competitor”); provided that, with respect to any identification of a Disqualified Institution after the date of this Commitment Letter, (x) if any person (or affiliate thereof) so designated has acquired a loan or commitment under the Facility prior to such designation or is party to a pending trade, such designation shall not invalidate such assignment or trade (and such person shall be a Lender to the extent it continues to hold such loan or commitment), but further assignments and participations to such person shall be prohibited and (y) if a Disqualified Institution so designated has acquired a participation in the Facility prior to such designation (and is not already disqualified under clause (a)(i) or (b)(i)) such designation shall not invalidate such participation, but further assignments and participations to such person shall be prohibited; provided, further that any additional Disqualified Institutions identified in writing shall not become effective until the third business day following receipt thereof by the Commitment Party (or Administrative Agents, as applicable) from you. For purposes of the foregoing, a “bona fide debt fund affiliate” of a Competitor or an affiliate is a debt fund, investment vehicle, regulated bank entity or unregulated entity primarily engaged in, or that advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant Competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity.

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you

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authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that publishing debt analysts employed by JPMorgan and its affiliates who are Public-Siders may participate in any meetings or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facility has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Facility to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets summarizing the Facility’s terms and notification of changes in the Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Lead Arranger to distribute drafts and execution versions of the definitive documentation relating to the Facility (the “Facility Documentation”) to Private-Siders and Public-Siders.

As the Lead Arranger, JPMorgan will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Facility (including in connection with determining the terms of the Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

3.	Information

To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and warrant that (a) all written information (other than the Projections and information of general economic or industry specific information) (the “Information”), taken as a whole, that has been or will be made available to the Lead Arranger by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed to be reasonable at the time prepared and at the time such Projections are so furnished to the Lead Arranger (it being understood that projections and forward looking statements by their

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nature are inherently uncertain and are not a guarantee of financial performance, the results reflected in the Projections or forward looking statements may not be achieved and actual results may differ from projections or forward looking statements and such differences may be material). You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would not be accurate and complete in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Facilities. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

4.	Fees

As consideration for the commitments of the Initial Lender hereunder with respect to the Facility and the agreement of the Lead Arranger to structure, arrange and syndicate the Facility, you agree to pay, or cause to be paid, the fees set forth in the Fee Letter, to the extent and at the time or times earned and payable, as provided for in the Fee Letter.

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, unless otherwise required pursuant to applicable law (in which case, with an appropriate gross-up).

5.	Conditions

The commitments of the Initial Lender hereunder with respect to the Facility, the availability and initial funding of the Facility on the Closing Date and the Lead Arranger’s and the Administrative Agent’s agreements to perform the services described herein are conditioned solely upon the satisfaction (or waiver by the Initial Lender) of conditions set forth in Exhibit B hereto (the “Specified Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation) other than the Specified Conditions (and upon satisfaction or waiver of the Specified Conditions, each party thereto will execute, deliver and perform the services under the Facility Documentation to which it is a party and the initial funding under the Facility shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary,

(i) the only representations and warranties required to be made and the accuracy of which will be a condition to the initial funding under the Facility on the Closing Date shall be

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(A) such of the representations and warranties made by (or with respect to) PIM Inc. and its subsidiaries in Article III of the Acquisition Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that you (or any of your applicable affiliates, other than PIM Inc.) have the right (taking into account any applicable notice or cure provisions) not to consummate the Acquisition or to terminate your (and all of your affiliates’, other than PIM Inc.) obligations under the Acquisition Agreement, in each case as a result of a breach or inaccuracy of such representations and warranties in the Acquisition Agreement (such representations and warranties, but only to such extent, the “Acquisition Agreement Representations”) and

(B) the Specified Representations (as defined below) and

(ii) the terms of the Facility Documentation and the Closing Deliverables shall be in a form such that they do not impair availability and funding of the Facility on the Closing Date if all of the Specified Conditions are satisfied; it being understood that:

(x) other than with respect to any UCC Filing Collateral and Stock Certificates (each as defined below), to the extent any Collateral or any security interest in the Collateral is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden or expense, the provision and/or perfection of such Collateral or such security interests shall not constitute a condition precedent to the availability of the Facility on the Closing Date but may instead be provided and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably (but in any event no later than 90 days following the Closing Date, subject to extensions granted by the Administrative Agent (acting in its reasonable discretion)),

(y) with respect to perfection of security interests in UCC Filing Collateral, you shall only be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, necessary Uniform Commercial Code (“UCC”) financing statements to the Administrative Agent and to irrevocably authorize, and to cause the Guarantors to irrevocably authorize, in each case, pursuant to security agreements, the Administrative Agent to file necessary UCC financing statements in your, or such Guarantor’s, jurisdiction of organization (or such U.S. domestic jurisdiction as is otherwise required by the UCC), and

(z) with respect to perfection of security interests in Stock Certificates, you shall only be obligated to use your commercially reasonable efforts to deliver to the Administrative Agent on or prior to the Closing Date Stock Certificates together with undated signed stock powers in blank; provided that the provision and/or perfection of such security interests in such Stock Certificates shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but shall be required to be provided and/or perfected within 10 business days after the Closing Date, subject to extensions granted by the Administrative Agent acting in its reasonable discretion. For purposes hereof,

(1) “Specified Representations” means the representations and warranties of the Borrower and the other Loan Parties to be included in the Facility Documentation as to due organization, organizational power and authority (only as to execution, delivery and performance of the applicable Facility Documentation), the due authorization, execution, delivery and enforceability (against them) of the applicable Facility Documentation, the Facility Documentation not conflicting with charter documents (as in effect upon consummation of the Acquisition), solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (determined in a manner consistent with the solvency certificate to be delivered in the form of Annex I to Exhibit A hereto), Federal Reserve margin regulations, Patriot Act, Investment Company Act, use of proceeds of the Facility not violating the OFAC, or FCPA, and the creation, validity, and perfection of security interests and the limitations set forth in the preceding sentence),

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(2) “UCC Filing Collateral” means Collateral, excluding Stock Certificates, consisting solely of assets in which a security interest can be perfected by filing a Uniform Commercial Code financing statement, and

(3) “Stock Certificates” means Collateral consisting of certificated equity interests representing capital stock (or other equivalent equity interests) of the Borrower’s material U.S. subsidiaries (after giving effect to the Acquisition) required as Collateral pursuant to the Term Sheet for which a security interest can be perfected by delivering certificates evidencing such certificated equity interests. Without limiting the conditions precedent set forth herein to funding, the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facility in a manner consistent with the Acquisition Agreement. The provisions of clauses (i) and (ii) of this Section 5 shall be referred to herein as the “Certain Funds Provisions.”

6.	Limitation of Liability, Indemnity, Settlement, Expenses

(a) Limitation of Liability.

You agree that (i) no Commitment Party nor any of its affiliates or controlling persons or any of the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of any of the foregoing or any of their successors and permitted assigns (each, a “Commitment Party Related Person”) shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you, the Borrower’s other subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of this Commitment Letter, the Fee Letter, the Facility or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct of, or a material breach of funding obligations under this Commitment Letter or the Facility Documentation by, such Commitment Party Related Person and (ii) no Commitment Party Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party Related Person or any of its Related Persons (as defined below), as determined by a final, non-appealable judgment of a court of competent jurisdiction. You and your subsidiaries and affiliates shall have no liability for special, indirect, consequential or punitive damages (provided that this provision shall not limit your indemnification obligations set forth below to the extent that such special, indirect, consequential or punitive damages are included in a Proceeding by a third party unaffiliated with any of the Indemnified Persons (as defined below) with respect to which the applicable Indemnified Person is entitled to indemnification as set forth herein).

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(b) Indemnity.

You agree to indemnify and hold harmless the Commitment Party, their respective affiliates and controlling persons and the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of each of the foregoing and each of their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Facility, the Facility Documentation or any of the Transactions or the providing or syndication of the Facility (or the actual or proposed use of the proceeds thereof, or any claim, dispute, litigation, investigation or proceeding directly or indirectly arising out of, relating to or in connection with any of the foregoing) (any of the foregoing, a “Proceeding”) regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly after receipt of written demand, together with reasonable backup documentation, for any reasonable and documented out-of-pocket legal or other expenses (such legal expenses to be limited to one outside counsel for all Indemnified Persons and, if reasonably necessary, a single local counsel for all Indemnified Persons in each jurisdiction for which local counsel is reasonably deemed necessary and, solely in the case of an actual or bona fide potential conflict of interest, one special counsel to each group of similarly situated Indemnified Persons affected by such conflict (including one special local counsel, to the extent an actual or bona fide potential conflict of interest for any local counsel otherwise permitted hereunder) incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or Proceeding; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Person of such Indemnified Person or from such Indemnified Person’s (or Related Person’s) material breach of funding and/or confidentiality obligations under this Commitment Letter or the Fee Letter (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) to the extent arising from any dispute solely among Indemnified Persons other than (x) any claims against any Commitment Party or any of its Related Persons in its capacity or in fulfilling its role as arranger, agent or any similar role under any Facility and (y) any claims to the extent arising from any act or omission on the part of you or your affiliates. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such Proceeding is brought by you, your or the Acquired Business’s equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any.

(c) Settlement.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which such indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Action and (y) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

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(d) Expenses.

In addition, you hereby agree to reimburse us upon the initial funding under the Facility for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented legal fees (to be limited to one outside counsel for the Commitment Parties and their affiliated Indemnified Persons (and reasonably necessary local counsel engaged in consultation with you)) and reasonable expenses of the Commitment Parties (including, without limitation, reasonable, out-of-pocket due diligence, printing, reproduction, document delivery, travel and communication costs) incurred in connection with the syndication and execution of the Facility, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Facility Documentation and any amendment, modification or waiver of this Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver) (collectively, “Expenses”); provided that you shall not be required to reimburse any of the Commitment Parties for any Expenses in the event the Closing Date does not occur.

7.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Party hereunder. The Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies. You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and, if applicable, each of its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Party and, if applicable, its affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the

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Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Party shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Party is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Party or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that the Commitment Party has rendered any advisory services or assert any claim against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of the Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that the Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.	Confidentiality

This Commitment Letter is delivered to you upon the condition that neither this Commitment Letter nor the Fee Letter shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person without our prior consent (not to be unreasonably withheld, conditioned or delayed), except (i) as may be ordered in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (ii) this Commitment Letter and the Fee Letter may be disclosed to equity investors, potential co-investors and your and their respective affiliates, and your and their respective partners, directors, officers, employees, agents, legal counsel, accountants, advisors and consultants directly involved in the consideration of the Transactions (collectively “your related parties”), in each case on a confidential basis and only in connection with the Transactions, (iii) [reserved], (iv) this Commitment Letter and a redacted version of the Fee Letter (with such redaction to be reasonably acceptable to the Lead Arranger) may be disclosed to PIM Inc. and its directors, officers, employees, agents, legal counsel, accountants, advisors and consultants, in each case on a confidential basis and only in connection with the Transactions, it being understood that (except pursuant to clause (i) above and clause (x) below and, with respect to information contained therein, clause (viii) below) in no event shall the Fee Letter be publicly

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disclosed, regardless of whether it is in redacted or complete form, (v) this Commitment Letter (but not the Fee Letter other than the existence thereof) may be disclosed to Moody’s and S&P in connection with obtaining ratings, (vi) you may disclose this Commitment Letter (but not the Fee Letter other than the existence thereof) to the extent information contained herein becomes publicly available other than by reason of an improper disclosure by you or your related parties in violation of this paragraph, (vii) you may disclose this Commitment Letter (but not the Fee Letter other than the existence thereof) in any syndication or other marketing materials in connection with the Facility, (viii) you may disclose the summary terms of the Facility and the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a disclosure of aggregate sources and uses provided in connection with the Transactions and the syndication of the Facility, (ix) this Commitment Letter (but not the Fee Letter other than the existence thereof) may be disclosed in connection with any public filing requirement related to the Transactions; and (x) this Commitment Letter and the Fee Letter may be disclosed as necessary to enforce the terms thereof or in connection with any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement thereof or hereof. The foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) two years following the Acceptance Date (as defined below).

Each Commitment Party, on behalf of itself and its affiliates and its other Related Persons, agrees that it will use all non-public information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (other than to a Disqualified Institution) (a) pursuant to any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulation or as requested by a self-regulatory authority or governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party or any of its Related Persons in violation of this paragraph, (d) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, PIM Inc. or your or their respective affiliates, (e) to the extent that such information is independently developed by a Commitment Party, (f) to any Commitment Party’s affiliates and to such Commitment Party’s and its affiliates’ respective members, partners, directors, investors, investment or capital or similar committees, financing sources, prospective financing sources, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and their obligations to keep such information confidential, (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or potential counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Commitment Parties or market standards for dissemination of such type of information which

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shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, acknowledging its confidentiality obligations in respect thereof consistent with the foregoing, (h) for purposes of establishing a “due diligence” defense, (i) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter and/or any Facility Documentation or (j) in coordination with you, to Moody’s and S&P on a confidential basis in connection with obtaining Ratings. Each Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its Related Persons. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and effectiveness thereof, and in any event shall terminate two years from the Acceptance Date. It is understood and agreed that, except as set forth in clause (g) and (j) above, no Commitment Party may advertise or promote its role in arranging or providing any portion of the Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise (other than customary submissions for the purpose of league table rankings)) without consulting with you.

For purposes of this Commitment Letter, a “Related Person” of a person means (1) any controlling person or controlled affiliate of such person, (2) the respective directors, officers, or employees of such person or any of its controlling persons or controlled affiliates and (3) the respective agents of such person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such person, controlling person or such controlled affiliate; provided that each reference to a controlling person or controlled affiliate in this sentence pertains to a controlling person or controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Facility.

9.	Miscellaneous

This Commitment Letter and the commitment of the Initial Lender’s shall not be assignable (x) by you without our prior written consent or (y) by any Commitment Party without your prior written consent, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lender and you. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

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This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether there shall have occurred a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), (b) whether the Acquisition Agreement Representations are accurate and whether as a result of a breach or inaccuracy thereof you (or your affiliate, other than PIM Inc.) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to consummate the transactions contemplated by the Acquisition Agreement, (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (d) whether the Acquisition Agreement has been validly terminated in accordance with its terms, in each case, shall be governed by, and construed in accordance with, the Laws (as defined in the Acquisition Agreement) of the State of Delaware as applied to the Acquisition Agreement, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws (as defined in the Acquisition Agreement) of another jurisdiction.

The Commitment Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow JPMorgan to identify the Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each of the Commitment Parties and each of their respective affiliates.

The provisions of this Commitment Letter and/or in the Fee Letter relating to compensation (if applicable in accordance with the terms hereof and the Fee Letter), limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality (other than as provided in the last two sentences of paragraph 8 above), electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or the Initial Lender’s commitment hereunder provided that your obligations under this Commitment Letter, other than those relating to confidentiality and other than those specifically applicable until the Syndication Date (which shall terminate on the Syndication Date), shall, except as provided above, automatically terminate and be of no further force and effect (or, if applicable, be superseded by the Facility Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lender’s commitments with respect to the Facility (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter (the date of such acceptance, the “Acceptance Date”) prior to 11:59 p.m., New York City time, on July 29, 2022 (the “Deadline”). This Commitment Letter and the commitments of the Initial Lender hereunder and the agreement of the parties to provide the services described herein are also conditioned upon your acceptance of this Commitment Letter and the Fee Letter, and our receipt of executed counterparts hereof and thereof prior to the Deadline. Upon the earliest to occur of (A) 5 business days after the date specified in the Acquisition Agreement as the “Outside Date” as in effect on the date hereof, (B) the date on which you elect in writing to terminate this Commitment Letter, (C) the date the Acquisition is consummated with or without the funding of the Facility and (D) the date the Acquisition Agreement is validly terminated in accordance with its terms, the commitments of the Commitment Parties hereunder and the agreements of the parties to provide the services described herein shall automatically terminate unless the Commitment Parties and the Lead Arranger shall, in its discretion, agree to an extension. The Closing Date shall occur no earlier than August 26, 2022.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to fund the Facility pursuant to the Facility Documentation subject solely to the Specified Conditions; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facility.

[Remainder of this page intentionally left blank]

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Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Andrew W. Kristiansen
Name: Andrew W. Kristiansen
Title: Vice President

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Accepted and agreed:

PZENA INVESTMENT MANAGEMENT, LLC

By: Pzena Investment Management, Inc., its
Managing Member

By:	/s/ Richard S. Pzena
Name: Richard S. Pzena
Title: Chief Executive Officer

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Exhibit A

SENIOR SECURED CREDIT FACILITY

Summary of Terms and Conditions1

I.	Parties

Borrower:	Pzena Investment Management, LLC (the “Borrower”).

Guarantors:	The Facility and any Hedging/Cash Management Arrangements (as defined below) will be fully and unconditionally guaranteed (the “Guarantees”) on a joint and several basis by all of the existing and future direct and indirect U.S. wholly-owned restricted subsidiaries of the Borrower, subject to exceptions to be agreed, including: (i) any direct or indirect U.S. subsidiary that has no material assets other than equity of one or more foreign subsidiaries of the Borrower that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (any such foreign entity, a “CFC”) and/or FSHCOs (any such U.S. subsidiary, a “FSHCO”), (ii) any direct or indirect U.S. subsidiary of a foreign subsidiary of the Borrower that is a CFC, (iii) immaterial subsidiaries, (iv) any special purpose entity, captive insurance subsidiary or not for profit subsidiaries, (v) business development company subsidiaries, (vi) any subsidiary that is registered as a broker-dealer under the Securities Exchange Act of 1934; (vii) any subsidiary to the extent that the burden or cost (including adverse tax consequences) of obtaining a guaranty outweighs the benefit afforded thereby as determined by Borrower and the Administrative Agent together in good faith, (viii) any unrestricted subsidiary, (ix) any subsidiary if providing such guaranty would result in material adverse tax consequences, as reasonably determined by the Borrower in consultation with the Administrative Agent, and (x) any subsidiary prohibited or restricted (including by any third party consent requirement) from providing such Guarantee by (A) applicable law, or (B) any contract (including permitted debt) entered into prior to (and not entered into in contemplation of) the Closing Date or the acquisition of such subsidiary (any subsidiary that is not a U.S. wholly owned restricted subsidiary or that falls into any of the categories set forth in clauses (i) through (ix) above being referred to as an “Excluded Subsidiary”). If a subsidiary of Borrower that is a Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary, in either case, in a transaction permitted by the Facility Documentation, then such subsidiary will be released from its obligations under the Facility and any Hedging/Cash Management Arrangements, as applicable (in the case of a subsidiary that becomes an Excluded Subsidiary, at the option of the Borrower); provided that no release of a Guarantor shall occur as a result of such Guarantor becoming an Excluded Subsidiary as a result of a sale of equity interests of such Guarantor in a transaction that is not for bona fide business purposes other than obtaining the release of such Guarantor’s guarantee.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

The Restricted Subsidiaries of the Borrower providing Guarantees are referred to herein as “Guarantors”. The Borrower and the Guarantors together referred to herein as “Loan Parties”.

Guarantees shall exclude swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of a subsidiary failing to constitute an “eligible contract participant.”

For the avoidance of doubt, no person which is an investment fund shall be treated as a Subsidiary and/or be required to become a Guarantor under the Facility Documentation.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan” and in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

Lenders:	The Initial Lender together with a syndicate of banks, financial institutions and other entities reasonably acceptable to Borrower (excluding Disqualified Institutions) arranged by the Lead Arranger in consultation with Borrower (collectively, the “Lenders”).

II.	Term Loan Facility

Type and Amount of Facility:	Five-year Term Loan Facility (the “Term Loan Facility”) in the amount of $200 million (the loans thereunder, the “Term Loans”) (plus, at the Borrower’s discretion, an amount sufficient to fund the amount of any original issue discount or upfront fees imposed pursuant to the “market flex” provisions of the Fee Letter).

Availability:	The Term Loans will be borrowed in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be re-borrowed.

Maturity:	The date that is five years following the Closing Date (the “Term Loan Maturity Date”).

Amortization:	Commencing on the last day of the second full fiscal quarter ending after the Closing Date, the Term Loans will amortize in equal quarterly installments of aggregate annual amounts equal to 5.00% of the original principal amount of the Term Loans until the second anniversary of the Closing Date and 7.50% of the original principal amount of the Term Loans from the second anniversary of the Closing Date until the fiscal quarter ending immediately prior to the Term Loan Maturity Date, with the balance payable on the Term Loan Maturity Date.

Purpose:	The proceeds of the Term Loan Facility will be used on the Closing Date solely (i) to finance payment of the consideration payable in connection with the Acquisition, (ii) to pay fees and expenses in connection with the Transactions, and (iii) to the extent of any remaining amounts, for working capital and other general corporate purposes.

Documentation Principles:	The Facility Documentation shall (i) be based on precedent to be agreed (the “Precedent Credit Agreement”), (ii) be initially drafted by Milbank LLP, counsel to the Borrower and be negotiated in good faith by Borrower and the Commitment Party to finalize such Facility Documentation, giving effect to the Certain Funds Provisions, as promptly as practicable after the acceptance of this Commitment Letter and the Fee Letter, (iii) contain the terms and conditions set forth in this Commitment Letter, (iv) not be subject to any conditions to the funding of the Facility on the Closing Date other than as set forth in Exhibit B to the Commitment Letter, (v) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default provided for in this Exhibit A to the Commitment Letter, in each case, applicable to the Borrower and its restricted subsidiaries and with exceptions for materiality or otherwise and “baskets” consistent (where applicable) with the other clauses of this section, (vi) reflect the administrative and operational requirements of the Administrative Agent, (vii) contain updates to the precedent documentation for changes in law or accounting standards, and (viii) give due regard to the operational and strategic requirements of the Borrower and the restricted subsidiaries and their size, industries, practices, proposed business plan and the matters described in the Acquisition Agreement, including as to materiality thresholds, qualifications, “baskets” and other limitations and exceptions as set forth in this Exhibit A (or, if not so specified in this Exhibit A, as agreed by the Borrower and the Lead Arranger), in each case, after giving effect to the Transactions. This paragraph and the provisions herein are referred to as the “Documentation Principles”.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments:	Term Loans may be prepaid by the Borrower without penalty or premium in minimum amounts to be agreed upon.

Mandatory Prepayments:

The following amounts will be applied to prepay the principal amount of, and accrued and unpaid interest on, the Term Loans:

(a)   100% of the net cash proceeds of any incurrence by the Borrower and/or any of its restricted subsidiaries of indebtedness that is (i) not permitted under the Facility Documentation or (ii) incurred to replace or refinance the Term Loans;

(b)   Commencing with the fiscal year ending December 31, 2023, 100% of Excess Cash Flow (to be defined in manner to be agreed and based on “Consolidated EBITDA”), with step-downs to 50% and 0% if the Total Leverage Ratio (to be defined in a manner to be agreed) as of the last day of the fiscal year of the Borrower does not exceed a level 1.50x and 1.00x respectively. Except to the extent financed with proceeds of long-term debt, Excess Cash Flow shall be reduced on a dollar-for-dollar basis by, among other things, voluntary prepayments or permitted repurchases of the Facility, restricted payments and certain investments; provided that any such Excess Cash Flow payment for fiscal 2023 shall only include the period from the Closing Date through December 31, 2023; and

(c)   100% of the net cash proceeds received in respect of (i) non-ordinary course dispositions (for the avoidance of doubt, redemptions or sales of marketable securities and/or investments by the Borrower or any of its wholly-owned subsidiaries in equity method securities shall in all cases be deemed ordinary course, as applicable) or (ii) as a result of casualty (excluding business interruption insurance) or condemnation by the Borrower or any of its restricted subsidiaries, in each case, subject to customary thresholds and exceptions to be agreed and subject to the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so, committed to be reinvested, so long as such reinvestment is actually completed within 180 days of such 12 month period.

Additionally, recognition of Excess Cash Flow attributable to, and proceeds of any disposition by, a non-U.S. restricted subsidiary shall be deferred to the extent that (and for so long as) such amounts have not been distributed to the Borrower or a U.S. subsidiary and the Borrower has determined in good faith that such distribution would (i) be prohibited or delayed by applicable local law or (ii) have a material adverse tax consequence.

No Lender may elect to decline its pro rata portion of any mandatory prepayment.

IV. Collateral

Collateral:

Subject to the limitations set forth below and subject to the Certain Funds Provisions, the obligations of Borrower and the Guarantors in respect of the Facility and any hedging or cash management obligations designated by Borrower to which the Administrative Agent, any arranger under the Facility, any lender under the Facility, any affiliate of any of the foregoing is a counterparty and/or another person designated in writing by the Borrower to the Administrative Agent that is permitted to provide such arrangements under the Facility (the “Hedging/Cash Management Arrangements”) shall be secured by a first priority perfected security interest (subject to permitted liens and other exceptions consistent with the Documentation Principles) on (a) 100% of the equity interests in each of the Borrower’s wholly-owned subsidiaries and (b) substantially all other tangible and intangible assets, and mortgages on real property, in each case, of Borrower and the Guarantors, now or hereafter owned (after giving effect to the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything set forth herein to the contrary, (a) not more than 65% of the voting equity interests (and 100% of any non-voting equity interests) of any foreign subsidiary that is a CFC or any FSHCO shall be required to be pledged and (b) agreed exceptions to the Collateral will include: (i) any real property that is not fee owned and any real property with a value less than an amount to be agreed (it being understood there shall be no requirement to obtain any survey, landlord or other third party waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title (except as to which perfection of the security interest therein can be accomplished by the filing of a UCC financing statement), letter of credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished automatically without further action or by the filing of a UCC financing statement) and commercial tort claims below a threshold to be agreed, (iii) pledges and security interests prohibited or restricted by law after giving effect to the applicable anti-assignment provisions of the UCC, (iv) equity interests (A) constituting margin stock, (B) of unrestricted subsidiaries, (C) of captive insurance subsidiaries, (D) of not for profit subsidiaries, (E) of special purpose entities (including investment funds that are branded funds offered to third party investors) (provided however it being understood and agreed that proprietary incubation vehicles used to test strategies shall be, subject to other limitation set forth herein, included in the Collateral to the extent of the Borrower’s (or wholly-owned domestic subsidiary of the Borrower) ownership in such proprietary incubation vehicles), (F) of immaterial subsidiaries, except to the extent a security interest therein can be perfected by filing of a UCC financing statement, (G) of business development companies, (H) of any subsidiary that is registered as a broker-dealer under the Securities Exchange Act of 1934 (a “Broker-Dealer Subsidiary”), and (I) of any person (other any wholly-owned U.S. subsidiary) if such pledge would violate any restriction (including, by any consent requirement of a person other than the Borrower or its subsidiaries) in its organizational or joint venture documents or any permitted contract binding on such person on the Closing Date or at the time of its acquisition by a Loan Party and not entered into in contemplation thereof, in each case after giving effect to the applicable anti-assignment provisions of the UCC, (v) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (vi) any intellectual property, lease, license, or other agreement to the extent that a grant of a security interest therein would violate or invalidate, or render unenforceable any right, title or interest of Borrower or any Guarantor in, such intellectual property, lease, license, or agreement, or create a right of termination in favor of any other party thereto (other than Borrower or a Guarantor), after giving effect to the applicable anti-assignment provisions of the UCC, (vii) any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained, after giving effect to the applicable anti-assignment provisions of the UCC, (viii) any governmental lease, licenses or state or local franchises, charters and authorizations if and for so long as the grant of a security interest therein is prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the UCC, (ix) any acquired property (including property acquired through acquisition or merger of another entity that is not a Borrower or a Guarantor) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement binding on such property (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (x) if the Borrower and the Administrative Agent in good faith determine the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby, (xi) any payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts), escrow accounts and fiduciary or trust accounts maintained for the benefit of unaffiliated third parties, in each case, as long as such accounts are used solely for such purposes, (xii) any property subject to any purchase money security interest or capital lease, in each case permitted under the Facility Documentation to the extent and for so long as such contract or other agreement prohibits such security interest or pledge, (xii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by Borrower in consultation with the Administrative Agent, (xiv) cash collateral accounts with respect to (and funded solely to the extent required under) the Existing LC Facility (as defined below), and (xv) other exceptions to be mutually agreed (clauses (a) and (b) collectively, the “Excluded Assets”).

In addition, (A) no security or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required, and the Borrower and the Guarantors shall not be required to take any actions outside the U.S. to create or perfect security interests in any assets located or titled outside of the U.S. (it being understood that there shall be no security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction) and (B) perfection by possession or control shall not be required with respect to any immaterial notes or other evidence of immaterial debt, or any deposit or securities accounts, and no delivery of stock certificates (or equivalent) with respect to equity interests in any immaterial subsidiaries shall be required.

Notwithstanding anything to the contrary herein, and as to be more fully described in the Facility Documentation, the Administrative Agent and each Lender will: (a) acknowledge that the exercise of rights or remedies with respect to certain Collateral and the enforcement of security interests therein are limited by, and/or require one or more consents or approvals under, applicable law; and (b) agree that it will not exercise any rights or remedies with respect to any Collateral to the extent such exercise would cause the Borrower or any subsidiary to violate applicable law. Without limiting the foregoing, to the extent the exercise of any right or remedy with respect to any pledged equity interests of any subsidiary that is an investment adviser under the Investment Advisers Act of 1940 (an “RIA Subsidiary”), Broker-Dealer Subsidiary, or direct or indirect parent company thereof would, in the reasonable judgment of the Borrower or such RIA Subsidiary or Broker-Dealer Subsidiary, be deemed to constitute an “assignment” (as defined in the Investment Advisers Act of 1940 or the Investment Company Act of 1940) by any RIA Subsidiary of any investment advisory agreement or a change in “control” (as defined in Form BD) of any Broker-Dealer Subsidiary, or would otherwise be prohibited absent prior regulatory and/or client approval, such rights or remedies will not be exercised and such equity interests and all voting and control rights with respect thereto shall remain with the relevant pledging party unless and until all required regulatory and/or client consents to such assignment or change in control have been provided.

The above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent and in any event subject to the Documentation Principles.

V. Certain Conditions

Initial Conditions to Borrowings:	Conditions precedent to initial borrowings under the Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).
Limited Condition Transaction:

Notwithstanding anything to the contrary herein, to the extent that the terms of the Facility Documentation require (i) compliance with any financial ratio or test (which includes, without limitation, any “fixed” and/or “grower” basket) (other than actual compliance with the Financial Covenant (as defined below)) or (ii) accuracy of any representations or warranties or the absence of a default or event of default (or any type of default or event of default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar investment (including the assumption or incurrence of indebtedness), (B) the making of any restricted payment and/or (C) the making of any junior debt payment (such action pursuant to clause (A), (B) or (C), a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower (a “LCT Election”), (1) in the case of any acquisition or similar investment, at the time of (or on the basis of the financial statements for the most recently ended applicable fiscal period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or investment, (y) a public announcement of an intention to make an offer in respect of the target of such acquisition or investment or (z) the consummation of such acquisition or investment, (2) in the case of any restricted payment, at the time of (or on the basis of the financial statements for the most recently ended applicable fiscal period at the time of) (x) the declaration of such restricted payment or (y) the making of such restricted payment and (3) in the case of any junior debt payment, at the time of (or on the basis of the financial statements for the most recently ended applicable fiscal period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such junior debt payment or (y) the making of such junior debt payment (the applicable date pursuant to clause (1), (2) or (3), as applicable, the “LCT Test Date”), in each case, after giving effect to the relevant acquisition or investment, restricted payment and/or junior debt payment on a pro forma basis. If the Borrower has made a LCT Election for any Limited Condition Transaction, then in connection with any subsequent determination of compliance with any financial ratio or test and/or the amount of EBITDA or consolidated total assets with respect to the incurrence of indebtedness or liens, or the making of restricted payments or junior debt payments on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, compliance with any such financial ratio or test and/or amount of EBITDA or consolidated total assets shall be tested by calculating the availability under such financial ratio or test and/or the amount of EBITDA or consolidated total assets, as applicable, on a pro forma basis assuming such Limited Condition Transaction and any other transactions in connection therewith have been consummated (including any incurrence of indebtedness and the use of proceeds thereof).

For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (which includes, without limitation, any “fixed” and/or “grower” basket) (other than actual compliance with the Financial Covenant), such financial ratio or test shall be calculated at the time such action is taken (subject to the immediately preceding paragraph), such change is made, such transaction is consummated or such event occurs, as the case may be, and no default or event of default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. For purposes of determining the permissibility of any restricted payment during the pendency of a Limited Condition Transaction that has not yet been consummated, compliance with any financial ratio or test (which includes, without limitation, any “fixed” and/or “grower” basket) shall be calculated both on a pro forma basis for such Limited Condition Transaction and as if such Limited Condition Transaction has not yet been consummated.

Notwithstanding anything to the contrary herein, in the case of any acquisition or similar investment the consummation of which is not conditioned upon the availability of financing, to be incurred to finance such acquisition or similar investment, the absence of a default or event of default, other than the absence of a payment or bankruptcy event of default, shall not be required, in each case, subject to the other provisions of this Exhibit A.

VI. Certain Documentation Matters

Representations and Warranties:

Subject to the Certain Funds Provisions, representations and warranties will apply to the Borrower and its restricted subsidiaries, will be subject to customary materiality levels and/or exceptions to be negotiated and reflected in the Facility Documentation (in accordance with the Documentation Principles), will be subject to the disclosure schedule delivered on the Closing Date, and will in any event be limited to the following:

Accuracy of financial statements; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Facility Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; Office of Foreign Assets Protection Act (“OFAC”), Foreign Corrupt Practices Act (“FCPA”) and other applicable sanctions and anti-corruption laws and regulations, including policies and procedures with respect thereto; solvency; and Beneficial Ownership Regulations.

Affirmative Covenants:

Affirmative covenants will apply to Borrower and its restricted subsidiaries, will be subject to thresholds and exceptions to be agreed in accordance with the Documentation Principles, and will be limited to the following:

1.  Delivery of (x) within 45 days of the end of such fiscal quarter, unaudited quarterly financials (for the first three fiscal quarters of each fiscal year) certified as to accuracy and compliance with GAAP by a financial officer and together with a customary management discussion and analysis, (y) within 120 days after the end of the fiscal year, audited annual financial statements (with the audited annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” or scope of the audit (other than with respect, or expressly resulting from (i) an upcoming maturity date under any debt, (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (iii) activities of unrestricted subsidiaries)) and together with a customary comparative analysis and management discussion and analysis and (z) to be delivered together with the annual audit, an annual budget;

2.  at the Administrative Agent’s reasonable request, a quarterly conference call with Lenders to discuss the applicable financial statements delivered pursuant to clauses 1(x) and 1(y) above;

3.  notices of defaults, material litigation and other material events to be agreed;

4.  payment of taxes;

5.  continuation of business and maintenance of existence and material rights and privileges;

6.  compliance with all applicable laws and regulations;

7.  maintenance of property and customary insurance;

8.  maintenance of books and records;

9.  subject to limitations to be agreed, right of the Administrative Agent and Lenders to inspect property and books and records;

10.  use of proceeds as stated and in a manner not in violation of federal reserve regulations, applicable sanctions laws or anti-corruption laws (including FCPA); and

11.  delivery of information required by Beneficial Ownership Regulation.

Financial Covenants:

A maximum Total Leverage Ratio (the “Financial Covenant”) covenant not to exceed 3.50:1.00, with step-downs to 3.25:1.00 and 3.00:1.00 following the first and second anniversaries of the Closing Date, respectively, tested quarterly.

If pursuant to any documentation governing material debt, the Borrower agrees to financial covenants that are more restrictive than those set forth in the Credit Documentation, then any such more favorable provisions shall automatically be incorporated into the Credit Documentation.

The cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) of Borrower (contributed, in turn, as cash common equity to Borrower) during any fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of the Borrower, be included in the calculation of EBITDA for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four (4) consecutive fiscal quarter period, there shall be no more than two (2) fiscal quarters in which a Specified Equity Contribution is made, (b) no more than five (5) Specified Equity Contributions may be made in the aggregate, (c) the Specified Equity Contribution shall be counted only as EBITDA solely for the purpose of compliance with the Financial Covenant and shall not be included for any other purpose under the Facility Documentation (including the calculation of baskets or ratios), (d) the Specified Equity Contribution shall be no greater than the sum of the amount required for purposes of complying with the Financial Covenant, and (e) the Specified Equity Contribution shall not result in any actual or pro forma debt reduction in the period in which it is included in EBITDA provided, that, for the avoidance of doubt, to the extent such proceeds are actually applied to prepay indebtedness, such reduction may be credited in any subsequent fiscal quarter. The Facility Documentation will contain a standstill provision with regard to the exercise of remedies during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the Administrative Agent of Borrower’s intention to cure a Financial Covenant default with the proceeds of the Specified Equity Contribution; provided, that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto, and if the Specified Equity Contribution is not made before the expiration of the Cure Period, such event of default or potential event of default shall be deemed reinstated.

Negative Covenants:

Limited to following (applicable to the Borrower and its restricted subsidiaries):

1.  indebtedness (including preferred stock of subsidiaries) (which shall permit, amongst other things (i) the Facility, (ii) non-speculative hedging arrangements, (iii) certain indebtedness existing on the Closing Date (including, but not limited to that certain line of credit facility (the “Existing LC Facility”)), (iv) indebtedness incurred and/or preferred equity issued, in each case, in connection with the Acquisitions, (v) other debt up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA and (vi) intercompany debt between the borrower and any restricted subsidiary, with loans to non-guarantor restricted subsidiaries to be subject to a cap in an amount to be agreed);

2.  liens (which shall permit, amongst other things (i) liens securing the Facility, (ii) pre-existing liens on acquired assets not incurred in anticipation of the acquisition, (iii) certain liens existing on the Closing Date (including liens with respect to the Existing LC Facility) and (iv) other liens up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA);

3.  fundamental changes including mergers, consolidations, liquidations and dissolutions;

4.  sales of all or substantially all assets;

5.  changes in fiscal year and changes in line if business;

6.  disposition of assets; (including through sale and leaseback transactions) (which shall permit, amongst other things (i) dispositions for fair market value, subject to no event of default existing or resulting therefrom to the extent (x) not exceeding the greater of a fixed dollar amount to be agreed and a percentage to be agreed of EBITDA or (y) otherwise provided that at least 75% of the consideration for such Disposition consists of (A) cash or cash equivalents and/or (B) designated non-cash consideration to be agreed and (ii) dispositions of non-core assets, including any existing or after-acquired assets);

7.  dividends, share repurchases and other restricted payments in respect of capital stock (which shall permit, amongst other things (i) distributions up to 20% of Consolidated Net Income (to be defined in a manner to be agreed)[2] subject to the Total Leverage Ratio not exceeding 3.00:1.00, with step-downs to 2.75:1.00 and 2.50:1.00 upon the first and

[2]

To include cash and non-cash adjustments and change in working capital as well as deductions for cash taxes and expected UBT payment, debt service, mandatory and voluntary debt repayments, capex and seed capital and restricted payments.

    second anniversary of the Closing Date, respectively; (ii) distributions up to the cumulative amount of Excess Cash Flow that was not subject to sweep as a result of the leverage-based step-downs; (iii) customary tax distributions; (iv) redemptions of non-founder employees’ shares to cover such non-founder’s taxes; (v) $5 million each fiscal year for the redemption of non-founder employee shares with a one-year carry over; (vi) payments in respect of obligations established in connection with the Transactions, (vii) a shared basket with restricted debt payments in an amount to be agreed, subject to no Event of Default in connection with any of the foregoing and (viii) payments relating to that certain tax receivables agreement dated as of October 30, 2007 (as amended));

8.  investments, guarantees, loans and advances (which shall permit, amongst other things (i) investments in (x) the Borrower, (y) its restricted subsidiaries that are guarantors and (z) its restricted subsidiaries that are not guarantors subject to a cap to be agreed; (ii) loans and advances to employees and directors up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA; (iii) investments in connection with and/or related to the Transactions; (iv) investments in the ordinary course of business; (v) other investments up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA; (vi) investments, guarantees, loans or advances to the Borrower or its restricted subsidiaries, reasonably required to meet operating requirements and/or regulatory requirements and (vii) unlimited investments by the Borrower or any of its wholly-owned subsidiaries (whether directly or through one or more investment funds) in marketable securities and/or investments in equity method securities);

9.  prepayments of junior debt subject to a cap in an amount to be agreed and subject to no event of default existing or resulting therefrom; amendments of junior debt documents to the extent not materially adverse to the interests of the Lenders;

10.  transactions with affiliates (which shall permit, amongst other things, (i) investments by officers, directors and affiliates of any Loan Party in investment funds maintained by any Loan Party without the payment of normal fees or charges related thereto and (ii) transactions with any investment fund maintained by any Loan Party in the ordinary course of business); and

11.  restrictive agreements.

The negative covenants will be subject to additional exceptions and “baskets” to be agreed (including but not limited to, caps and thresholds based on the greater of a fixed dollar amount to be agreed and a corresponding percentage of EBITDA and permit allocation (or reallocation) of transactions across multiple exceptions.

Unrestricted Subsidiaries:	The Facility Documentation will contain provisions pursuant to which, subject to no payment or bankruptcy event of default has occurred or is continuing and customary limitations on loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Facility Documentation and results of operations and debt of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Facility Documentation. Any designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed an investment in such unrestricted subsidiary in an amount equal to the fair market value of such subsidiary at the time of designation. Any designation of an unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of investments, debt and liens of such restricted subsidiary at the time of designation.

Events of Default:

Events of default will be subject to thresholds, exceptions, grace and cure periods to be agreed (in accordance with the Documentation Principles, with materiality thresholds to be agreed), and will in any event be limited to the following

1.  non-payment of principal when due, non-payment of interest, fees or other amounts after a customary five business day grace period;

2.  inaccuracy of representations and warranties in any material respect when made;

3.  violation of negative covenants and, subject to the Cure Period (if any), the Financial Covenant;

4.  failure to deliver financial statements when due, subject to a 10 business day grace period;

5.  violation of other covenants, subject to a thirty day grace period;

6.  cross-default to material debt;

7.  bankruptcy events with respect to the Borrower and its material restricted subsidiaries;

8.  certain ERISA events (subject to a “material adverse effect” standard);

9.  failure to satisfy or stay material monetary judgments;

10. change of control (the definition of which is to be agreed but in no event will include a “continuing director” test or most favored nation clause); and

11. invalidity of material guarantees or other material rights under Facility Documentation.

Voting:	Amendments and waivers with respect to the Facility Documentation shall require the approval of Lenders holding not less than 50% of the aggregate amount of the Term Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of the Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, and (iii) subject to customary exceptions, subordination of liens or obligations and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages or changes to the payment waterfall.

Defaulting Lender:	The Facility Documentation will contain defaulting Lender provisions addressing, among other things, voting rights and reallocation of credit exposure among non-defaulting Lenders.

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, conditioned or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, provided that, the Borrower shall be deemed to have consented to an assignment of Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof and (b) the Administrative Agent, unless Term Loans are being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000.

The Lenders shall also be permitted to sell participations in their Term Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Term Loan Facility only upon request.

No assignments or participations shall be permitted to be made to natural persons.

Notwithstanding the foregoing, in no event shall any loans or commitments, or any participation therein, be assigned to a Disqualified Institution. The list of Disqualified Institutions shall be available to each Lender and prospective assignees and participants upon request in connection with an assignment or participation. The Administrative Agent shall have no obligation or liability with respect to monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions (or disclosure of confidential information to Disqualified Institutions) and the list of Disqualified Institutions.

So long as no event of default has occurred and is continuing, loans under the Facility may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through Dutch auctions offered to all Lenders; provided that loans so purchased are deemed automatically cancelled without further action.

Yield Protection:	The Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Benchmark Loan (as defined in Annex I) on a day other than the last day of an interest period with respect. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Limitation of Liability, Expenses and Indemnity:	The Facility Documentation will contain customary exculpation provisions consistent with the Commitment Letter

On the Closing Date and from time to time thereafter, the Borrower shall pay all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger (without duplication) associated with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Facility Documentation and any amendment, modification, waiver with respect thereto or enforcement of the Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein) provided that any such expenses are not required to be reimbursed in the event the Closing Date does not occur.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the reasonable and documented fees, disbursements and other charges of one counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Facility Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Facility, or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Administrative Agent in connection with the administration of the Facility Documentation; and (iv) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower and its affiliates or equity holders or any other party; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, costs or expense to the extent it has resulted from (i) gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) material breach by any such person or one if its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any dispute between and among Indemnified Persons that does not involve an act or omission by the Borrower or its restricted subsidiaries, except that the Administrative Agent, the Lead Arranger shall be indemnified in their capacities as such. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return any and all amounts paid by the Borrower under the indemnity provisions of the Facility Documentation to such indemnified person for any such fees, expenses or damages, losses, claims or liabilities to the extent there is a final judicial determination that such Indemnified Person is not entitled to such amount in accordance with the terms if its indemnity provisions of the Facility Documentation.

Amend and Extend Provisions:	The Facility Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower, with the approval of consenting Lenders, may extend the loans of such consenting Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the maturity and weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended loans. The Facility Documentation may be amended by the Borrower, the Administrative Agent and such consenting Lenders.

EU/UK Bail-in:	The Facility Documentation shall contain customary European Union/United Kingdom Bail-in provisions.

ERISA Fiduciary Status:	The Facility Documentation shall contain Lender representations as to fiduciary status under ERISA.

Delaware Divisions:	The Facility Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.

Erroneous Payments:	The Facility Documentation shall contain customary provisions regarding erroneous payments.

QFC Stay Regulations:	The Facility Documentation shall contain customary provisions related to Qualified Financial Contracts.

Governing Law:	State of New York.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and the Lead Arranger:	Latham & Watkins LLP.

Annex I to

Exhibit A

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

With respect to loans in U.S. Dollars:

(a)   the ABR plus the Applicable Margin; or

(b)   the Adjusted Term SOFR Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month interest period plus 1.0%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means (a) 1.50% in the case of ABR Loans (as defined below) and (b) 2.50% in the case of Term Benchmark Loans (as defined below). Following the delivery of financial statements for the first full fiscal quarter after the Closing Date, the Applicable Margin will be as set forth in the pricing grid below:

Total Leverage Ratio	Applicable Margin
	In the case of ABR Loans	In the case of Term Benchmark Loans
≥ 2.50x	1.75%	2.75%
≥ 1.50x and < 2.50x	1.50%	2.50%
< 1.50x	1.25%	2.25%

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Facility Documentation initially (as of the execution of the Facility Documentation, the modification, amendment or renewal of the Facility Documentation or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate shall be 0.00%.

“Interest Period” means, with respect to any Term Benchmark, a period of one, three or six months.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s on the immediately succeeding business day.

“Term Benchmark” when used in reference to any Term Loan or borrowing, refers to whether such Term Loan, or the Term Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Facility Documentation will contain provisions to be mutually agreed with respect to a replacement of any Term Benchmark.

Interest Payment Dates:	In the case of Term Loans bearing interest based upon the ABR (“ABR Loans”), 15 days after the end of each fiscal quarter in arrears.

In the case of Term Loans bearing interest based upon a Term Benchmark (“Term Benchmark Loans”), on the day that is 15 days after the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Term Loan Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Exhibit B

CONDITIONS TO CLOSING

The commitments of the Initial Lender under the Commitment Letter with respect to the Facility, the availability and initial funding of the Facility on the Closing Date and the Lead Arranger’s and the Administrative Agent’s agreements to perform the services described herein are subject solely to the satisfaction or waiver of each of the conditions precedent set forth below, in each case, subject to the Certain Funds Provisions.

1. (a) The Facility Documentation shall have been executed and delivered by the relevant Loan Parties, (b) the Administrative Agent shall have received all documents and instruments necessary to establish that it will have perfected security interests in the Collateral to the extent required by (and subject to the liens permitted under) the Facility Documentation, and (c) the Administrative Agent shall have received (i) customary officers’ certificates and notices of borrowing, (ii) customary good standing certificates, organizational documents and authorizing resolutions of the Loan Parties, (iii) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit B and (iv) customary legal opinions with respect to the Borrower and all other material Loan Parties; provided that such notices and certifications shall not include any representation or statement as to absence (or existence) of any default or event of default or a bring down of representations and warranties (except as contemplated by paragraph 2 below) (the items in clause (c), collectively, the “Closing Deliverables”).

2. The Acquisition Agreement Representations shall be true and correct (after giving effect to all applicable materiality qualifiers applicable thereto), and the Specified Representations shall be true and correct in all material respects (or, in the case of any such Specified Representation already qualified by materiality, true and correct in all respects).

3. Since the date of the Acquisition Agreement, there has not been any fact, development, circumstance, change, event, condition, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing in effect or is reasonably likely to result in a Company Material Adverse Effect.

4. The Acquisition shall be consummated on or before the Closing Date on the terms and subject to the conditions set forth in the Acquisition Agreement, without waiver or amendment thereto agreed to by Borrower that is materially adverse to the Lead Arranger and the Lenders (in their capacity as such) without the consent of the Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any change in consideration payable under the Acquisition Agreement shall be deemed adverse to the Lead Arranger and the Lenders other than (x) a reduction in the consideration payable under the Acquisition Agreement, so long as any such reduction shall be applied to reduce the Facility and (y) any increase in such consideration payable under the Acquisition Agreement so long as such increase is not funded with indebtedness in excess of the indebtedness available pursuant to the Facility.

5. At least three (3) business days prior to the Closing Date, the Loan Parties shall have provided to the Lenders the documentation and other information theretofore reasonably requested in writing by the Lenders at least ten (10) business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

6. All fees payable to the Lenders, the Commitment Party and the Administrative Agents on the Closing Date pursuant to the Commitment Letter and the Fee Letter and all costs and expenses invoiced at least three (3) business days prior to the Closing Date, in each case, to the extent required to be paid on or before the Closing Date pursuant to the Commitment Letter and the Fee Letter, shall be paid on or prior to the Closing Date (which amounts may be offset against the proceeds of the initial borrowing under the Facility).

7. The Commitment Parties shall have received the (a) audited consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income and cash flows of PIM Inc. as of and for the fiscal years ended December 31, 2021 and 2020, (b) unaudited consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income and cash flows of PIM Inc. as of and for the fiscal quarters ended March 31, 2022 and (c) unaudited consolidated statements of financial condition and the related unaudited consolidated statements of operations, comprehensive income and cash flows of PIM Inc. for each subsequent fiscal quarter (other than the fourth quarter) in 2022 that shall have ended at least 45 days prior to the Closing Date; provided that no such financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). For the avoidance of doubt, the financial statements described in clauses (a), (b) and (c) above will not need to include information with respect to any comparison periods, and the unaudited financial statements described in clauses (b) and (c) above need not be reviewed by independent public accountants pursuant to Statement on Auditing Standards (SAS) 100 or otherwise. The Commitment Party (i) acknowledges that they have received the financial statements in the foregoing clause (a) and (b) and (ii) shall be deemed to have received such financial statements of the Company to the extent they have been filed as part of the PIM Inc. reports on Form 10-K or 10-Q, as applicable (or, in each case, any amendment thereto) pursuant to the Securities Exchange Act of 1934.

Annex I to

Exhibit B

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the [Credit Agreement, dated as of [______], by and among Pzena Investment Management LLC (the “Borrower”), the lending institutions from time to time parties thereto and [         ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

                         , the [Chief Financial Officer] [specify other officer with equivalent duties] of the Borrower (after giving effect to the Transactions to occur on the Closing Date), DOES HEREBY CERTIFY, on behalf of Borrower and not in any individual or personal capacity, that as of the date hereof, after giving effect to the consummation of the Transactions:

1. The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liability of the debt and liabilities (including subordinated and contingent liabilities) of Borrower and its subsidiaries, on a consolidated basis, as they become absolute and matured.

3. The capital of Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date.

4. Borrower and its subsidiaries, on a consolidated basis, have not incurred debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter to occur on the Closing Date.

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